Exhibit 99.1

Rigel Announces First Quarter Financial Results

South San Francisco, Calif. — May 3, 2011 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today reported financial results for the first quarter ended March 31, 2011.

For the first quarter of 2011, Rigel reported a net loss of $20.8 million, or $0.40 per share, compared to a net loss of $22.3 million, or $0.43 per share, in the first quarter of 2010. Weighted average shares outstanding for the first quarter of 2011 and 2010 were 52.3 million and 52.0 million, respectively.

There was no contract revenue reported in the first quarter of 2011. Contract revenue in the first quarter of 2010 was $3.3 million from the initial amortization of the $100.0 million upfront payment in connection with the exclusive worldwide license agreement with AstraZeneca AB (AZ) for fostamatinib.

Rigel reported total operating expenses of $20.9 million in the first quarter of 2011, compared to $25.6 million in the first quarter of 2010. The decrease in operating expenses was primarily due to a decrease in clinical development expenses, certain one-time investment banking fees associated with the closing of our transaction with AZ in 2010, and a decrease in stock-based compensation expense. The decrease in clinical development expenses was primarily due to the completion of the transfer of the fostamatinib open label extension study to AZ in September 2010. Stock-based compensation expense decreased from approximately $5.2 million in the first quarter of 2010 to approximately $3.8 million in the first quarter of 2011.

As of March 31, 2011, Rigel had cash, cash equivalents and available for sale securities of $155.5 million, compared to $177.3 million as of December 31, 2010.  Rigel expects to end 2011 with over $105.0 million in cash, cash equivalents and available for sale securities, which is expected to be sufficient to fund operations into 2013.

“We are delighted by the progress AstraZeneca has made with the fostamatinib phase 3 program,” said James M. Gower, chairman and chief executive officer of Rigel. “We currently expect to begin two phase 1 clinical trials with our internal JAK3 programs by the end of 2011. The first is a novel oral JAK3 inhibitor intended for the treatment of transplant rejection and the second is a different JAK3 inhibitor in a topical formulation intended for the treatment of discoid lupus,” he added.

About Rigel (www.rigel.com)

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory and autoimmune diseases, as well as muscle disorders. Rigel’s pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market its product candidates. Current product development programs include fostamatinib, an oral syk inhibitor that has started its phase 3 clinical trial program for rheumatoid arthritis, and R343, an inhaled syk inhibitor that has completed Phase 1 clinical trials for asthma.

This press release contains “forward-looking” statements, including, without limitation, statements related to Rigel’s expectations as to its year-end cash position and the sufficiency of its cash, cash equivalents and available for sale securities; and identification of a novel programs for clinical development, the potential indications for treatment, and the timing of clinical trials with respect thereto.  Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “ “intend,” “expect,” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are based upon Rigel’s current expectations and involve risks and uncertainties. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including, without limitation, risks associated with Rigel’s need for additional capital, the timing and success of preclinical studies and clinical trials and the potential problems that may arise in the research and development and approval process, as well as other risks detailed from time to time in Rigel’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2010. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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Contact: Ryan D. Maynard

Phone: 650.624.1284

Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.

Phone: 650.430.3777

Email: susan@alchemyemail.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010
	(unaudited)
Revenues:
Contract revenues	$—	$3,261

Operating expenses:
Research and development (see Note A)	15,106	17,425
General and administrative (see Note A)	5,754	8,186
Total operating expenses	20,860	25,611

Loss from operations	(20,860)	(22,350)
Interest income, net	79	17

Net loss	$(20,781)	$(22,333)

Net loss per share, basic and diluted	$(0.40)	$(0.43)

Weighted-average shares used in computing net loss per share, basic and diluted	52,275	51,964

Note A

Stock-based compensation expense included in:
Research and development	$2,513	$3,083
General and administrative	1,324	2,084
	$3,837	$5,167

SUMMARY BALANCE SHEET DATA

(in thousands)

	March 31,	December 31,
	2011	2010 (1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$155,546	$177,295
Total assets	165,669	186,695
Stockholders’ equity	149,312	166,131

(1)   Derived from audited financial statements